Exhibit 107

Calculation of Filing Fee Table

Form 424(b)(3)

(Form Type)

CleanSpark, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.001 per share	457(r)	2,691,065	$2.985	$8,032,829.02	0.0001102	$885.22
Total Offering Amounts				-	$8,032,829	-	$885.22
Total Fee Offsets				-	-	-	$0
Net Fee Due				-	-	-	$885.22

(1) Represents shares offered by the selling stockholder identified in this prospectus supplement. Includes an indeterminate number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholder.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock on the Nasdaq Capital Market on November 2, 2022.

(3) Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-254290) paid herewith.

DOCPROPERTY "CUS_DocIDChunk0" 154849784